SUPPLEMENT No. 5 DATED May 3, 2007 (To Prospectus dated August 28, 2006	Rule 424(b)(3) Registration No. 333-132923

NEURALSTEM, INC.

16,335,333
Common Shares
This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 28, 2006, of Neuralstem, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 16,335,333 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 6 of the prospectus dated August 28, 2006, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The shares designated for the following two selling shareholders have been transposed in our registration statement filed August 28, 2006:

•	Richard Stone; and
•	Brendon Myers.

We are hereby supplementing our prior disclosure with regard to the above two selling shareholders as follows:

	Common Shares Owned Before Sale					Common Shares Owned After Sale
Selling Shareholder	Common Shares	Warrants Shares	Amount	% of Class	Shares being registered	Amount	% of Class
Brendon Myers	50,000	--	50,000	*	50,000	--	--
Richard Stone	100,000	____--	100,000	*	100,000	--	--

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we have filed with the SEC. This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Information which is furnished but not filed with the SEC shall not be incorporated by reference into this prospectus.

We incorporate by reference our registration filed on form SB-2 and dated August 28, 2006 as well as the following supplements file with the SEC:

•	Supplement No. 1 filed on form 424(b)(3) and dated October 4, 2006;

•	Supplement No. 2 filed on form 424(b)(3) and dated November 6, 2006;

•	Supplement No. 3 filed on form 424(b)(3) and dated November 13, 2006; and

•	Supplement No. 4 filed on form 424(b)(3) and dated January 4, 2007.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our filings upon contacting us at our headquarters.